IMPERIAL OIL LIMITED
Exhibit (19)

Insider Trading and Blackout Guidelines

Purpose and scope

The following Insider Trading and Blackout Guidelines (the “Guidelines”) apply to all directors, officers, employees and contractors (“Imperial Personnel”) of Imperial Oil Limited and its subsidiaries (“Imperial” or the “company”). These Guidelines are designed to provide an overview of, and assist in compliance with, the securities and corporate laws and company policies relating to Insider Trading, Tipping and Recommending Trades in the Securities of Imperial, Exxon Mobil Corporation (“ExxonMobil”) and other issuers in certain circumstances.

All Imperial Personnel must comply with the applicable trading and disclosure requirements of the provincial and territorial authorities in Canada, the United States Securities and Exchange Commission (“SEC”) and the relevant stock exchanges. Although these Guidelines provide guidance on trading and reporting requirements, they in no way reduce the ultimate responsibility imposed on each person for compliance with applicable laws.

Any questions regarding these Guidelines should be directed to Imperial’s General Counsel and Corporate Secretary. To the extent these Guidelines conflict with relevant laws or company policies, the relevant laws and/or company policies will govern.

Definitions

“Generally Disclosed” means, with respect to Material Information, (a) the information has been disseminated in a manner calculated to effectively reach the marketplace, and (b) public investors have been given a reasonable amount of time to analyze the information.

“Insider Trading” means purchasing or selling Securities of an issuer with knowledge of Material Information about the issuer that has not been Generally Disclosed.

“Material Change” means (a) a change in the business, operations or capital of the issuer that would reasonably be expected to have a significant effect on the market price or value of a Security of the issuer, or (b) a decision to implement such change made by the directors of the issuer, or by senior management who believe that confirmation of the decision by the directors is probable.

“Material Fact” means a fact that (a) would reasonably be expected to have a significant effect on the market price or value of the Securities of an issuer or (b) a reasonable investor would consider important in making a decision to buy, hold or sell Securities of an issuer.

“Material Information” consists of both Material Facts and Material Changes relating to the business and affairs of an issuer. Generally, the term Material Information means any information relating to an issuer that results in or would reasonably be expected to result in a significant change in the market price or value of the listed Securities of an issuer.

“Material Undisclosed Information” means Material Information about an issuer that has not been Generally Disclosed.

“Necessary Course of Business” is a mixed question of law and fact that must be determined in each case and in light of the policy reasons for the Tipping provisions. For example, this exception would generally cover communications with: (a) vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts; (b) employees, officers, and board members; (c) lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the company; (d) parties to negotiations; (e) labour unions and industry associations; (f) government agencies and non-governmental regulators; (g) credit rating agencies (in certain instances); and communications to controlling shareholders (in certain instances). It would not generally permit a company to make a selective disclosure of Material Information to an analyst, institutional investor or other market professional.

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“Recommending Trades” means recommending or encouraging another person or company to purchase or sell Securities of an issuer with knowledge of Material Information about such issuer that has not been Generally Disclosed.

“Related Financial Instrument” means an instrument, agreement, Security or exchange contract the value, market price or payment obligations of which are derived from or referenced to or based on the value, market price or payment obligations of a Security, or any other instrument, agreement or understanding that affects, directly or indirectly, a person or company’s economic interest in a Security or exchange contract, including stock based compensation instruments such as deferred share units, restricted share units, performance share units, stock appreciation rights and similar instruments.

“Special Relationship” as defined under securities laws is broad and includes, but is not limited to, all directors, officers and employees of the issuer, its subsidiaries and persons that control the issuer; insiders, affiliates or associates (as defined under securities legislation) of the issuer; and persons engaging in professional or business activities for or on behalf of the issuer. It also extends to anyone that learns of Material Information from these persons when they know or should know that the person is in a Special Relationship with the company.

“Securities” includes any shares or other security, or a security that is convertible into such a security, or an exercisable option or right to acquire such a security or convertible security, whether owned directly or indirectly, including over which an insider has control of or direction (including puts, calls, options, or other related derivatives).

“Tipping” means informing, other than in the Necessary Course of Business, anyone of Material Information about an issuer before it has been Generally Disclosed.

Material information and confidentiality

Imperial expects Imperial Personnel to respect the confidential nature of the company’s business and personal information obtained in the course of work. The company’s Corporate Assets Policy within the Standards of Business Conduct prohibits Imperial Personnel from using or disclosing (except with proper authority), at any time during or subsequent to employment or other service, any confidential information obtained from any source in the course of the company’s business. This prohibition includes the disclosure of Material Undisclosed Information. For example, communicating Material Undisclosed Information to family members, friends or other third parties violates the Corporate Assets Policy and constitutes Tipping under securities laws, and can result in serious consequences for the company and the persons communicating and receiving such information.

Any disclosure of Material Information must be done in accordance with Imperial’s Corporate Disclosure Guidelines that are in place to ensure this information is Generally Disclosed. As outlined in the Corporate Disclosure Guidelines, a number of factors will be taken into consideration when determining materiality, including the nature of the information itself, volatility of Imperial’s Securities prices and prevailing market conditions. Examples of developments or information that may be determined to be material include, but are not limited to, the following:

•Changes in ownership that may affect control of the company
•Changes in corporate structure
•Take-over bids or issuer bids
•Changes in capital structure
•Significant changes in capital investment plans, corporate objectives or corporate strategies
•Changes in financial results
•Entering into or loss of significant contracts
•Changes in credit arrangements
•Changes in credit rating agent decisions
•Events of default under financing or other agreements
•Major petroleum discoveries or re-evaluations of major assets, which significantly change expected recoveries of project economics
•Significant changes in management
•Commencement of, or developments in, significant litigation or regulatory matters

IMPERIAL OIL LIMITED
•Significant environmental claims
•Major labour disputes or disputes with major contractors or suppliers
•Significant cybersecurity incidents or risks that compromise the company’s information (including any third-party information held by the company), operations, assets or information technology systems

This list is not exhaustive, but is intended to provide examples of developments or information, whether favourable or unfavourable, that may need to be Generally Disclosed.

The prohibitions outlined in these Guidelines are designed to ensure that anyone who has access to Material Undisclosed Information through their relationship with Imperial does not trade or assist others in trading to the disadvantage of investors generally. There is a limited exception under securities laws if the disclosure of Material Undisclosed Information is done in the Necessary Course of Business and with appropriate safeguards in place to prevent the misuse or inadvertent disclosure of such information.

The trading prohibitions contained in these Guidelines also apply in relation to the Securities of third-party companies. When Material Undisclosed Information relating to a third-party company is obtained in the course of Imperial’s business or in the course of a proposed or pending transaction, this information should be treated in the same way as comparable information relating to Imperial.

Prohibition on insider trading, tipping and recommending trades

Imperial’s Conflicts of Interest Policy and Conflict of Interest Guidelines within the Standards of Business Conduct prohibit directors, officers, employees and their spouse and dependent member of the family from participating in any Securities transaction of Imperial or ExxonMobil, any of their affiliates, or any other company on the basis of Material Undisclosed Information that the employee has learned through their employment. In all instances, directors, officers and employees of the company are prohibited from engaging in Securities trading in violation of applicable law. In addition, the company is also prohibited from trading at any time in Securities on the basis of Material Undisclosed Information, consistent with applicable law. Further, employees are prohibited from purchasing or selling puts, calls, other options, or futures contracts on Imperial or ExxonMobil stock.

These company policies are a reflection of the Insider Trading, Tipping and Recommending Trades laws found in corporate and securities laws applicable to the company and Imperial Personnel. Securities laws prohibit any person in a Special Relationship with an issuer from engaging in Insider Trading, Tipping and Recommending Trades. These laws are in place to ensure the public has the opportunity to decide to buy, hold or sell Securities based on information equally available to all market participants.

In addition, corporate law prohibits Imperial Personnel, among other specified persons, from selling a Security they do not own or has not fully paid for (i.e. short selling), and selling or buying a call or a put with respect to the Securities of the company. Unlike for Insider Trading, Tipping and Recommending Trades, these prohibitions do not require knowledge of Material Undisclosed Information to constitute an offence.

Subject to the Pre-clearance section of these Guidelines, it is the responsibility of any individual contemplating a trade in Securities of the company to determine prior to such trade whether he or she is aware of Material Undisclosed Information. Individuals must forego trading even if it causes negative consequences (i.e. financial losses) or if the trade is justifiable for other reasons (i.e. personal financial emergency).

Blackout periods

Trading blackouts are periods of time during which directors, officers and designated employees (“Blackout Insiders”) cannot trade the company’s Securities or other Securities whose price may be affected by a pending corporate announcement. Trading blackouts relate to scheduled or unscheduled material announcements, and extend for a reasonable period of time following a public announcement by news release to ensure such information is considered Generally Disclosed. This is typically at the close of one full trading day following the day on which the news release has been issued.

The authority for imposing, modifying and terminating a trading blackout rests with the Chief Executive Officer or his delegate.

IMPERIAL OIL LIMITED
Scheduled trading blackouts: Scheduled trading blackouts occur in connection with the board of directors’ pending consideration of the financial statements of the company for the immediately preceding fiscal year or fiscal quarter. The quarterly trading blackout surrounding the earnings release normally commences on the fifth working day after quarter-end, and concludes after the close of the first full trading day after the earnings have been released. The office of the Corporate Secretary prepares an annual calendar of scheduled trading blackouts, and updates this schedule as required.

Unscheduled trading blackouts: Unscheduled trading blackouts occur in connection with undisclosed pending events that constitute Material Information about the business affairs of the company, and may be called at any time. Such pending events may include a pending material transaction, substantial issuer or take-over bid, reorganization, amalgamation, arrangement or prospectus distribution or private placement of Securities. The duration of an unscheduled trading blackout will be determined on a case-by-case analysis of the pending event. These blackouts will typically apply only to employees involved in the pending event, which may include employees in addition to those listed on scheduled trading blackouts. In implementing an unscheduled trading blackout, the office of the Corporate Secretary will, without giving a reason, instruct Blackout Insiders not to trade until further notice.

Approval: Unless approval is received in advance from the Chairman of the board (or, in the case of the Chairman, the nominations and corporate governance committee of the board), Blackout Insiders are considered to be in possession of Material Undisclosed Information during a blackout period. Blackout Insiders must comply with the securities prohibitions noted above, and are specifically prohibited from engaging in the following transactions during the blackout period:
•the purchase or sale of Imperial Securities in the open market, whether direct or indirect;
•single-occasion (self-directed) purchases, sales or transfers between accounts of Imperial Securities within the company's savings plan; and
•charitable donations or gifts of Imperial Securities.

Transactions that are allowed under a trading blackout and do not require pre-clearance include:
•regularly scheduled savings plan transactions that are automatic in nature;
•dividend reinvestment that is automatic in nature; and
•those made pursuant to an automatic share purchase or disposition plan (see the Automatic share purchase and disposition plans section below).

Identification: Managers of individual business units are responsible for identifying anyone within their department that has access to information of a financial or sensitive nature or in relation to a pending event, and informing the office of the Corporate Secretary which employees should be added as Blackout Insiders. Each department manager is also responsible for informing the office of the Corporate Secretary of any changes to positions where an employee should be removed from the Blackout Insider list.

Notification: The office of the Corporate Secretary communicates scheduled and unscheduled trading blackouts to Blackout Insiders in advance of the blackout dates. The communication advises of the dates the blackout is in effect, if known, and instructs the Blackout Insiders that the purchase or sale of company Securities, including any movement of company Securities between savings plan accounts and any charitable contribution of company Securities, is prohibited during the blackout dates. In addition, the company will advise Sun Life Financial to put a temporary block on trading of Imperial Securities in the Blackout Insider’s savings plan account, including transfers of Imperial Securities from tax-paid to RRSP accounts. Blackout Insiders will be notified when the blackout is lifted, if the duration was not stated at the outset.

If any Imperial Personnel is uncertain as to their insider status, they should inquire with the office of the Corporate Secretary. A Blackout Insider may apply to the company’s trading officer for approval to trade the company’s Securities during the blackout period.

Pre-clearance

Imperial Personnel who are not sure whether they should be trading in Securities at any particular time may contact the office of the Corporate Secretary for clearance to do so.

IMPERIAL OIL LIMITED
Non-employee directors are required to pre-clear any trades in the company’s Securities with the office of the Corporate Secretary. Further, Imperial Personnel designated as “reporting insiders” are required to give advance notice to the company of the sale of any company Securities. Reporting insiders are required to advise the company within five days of any purchase of the company’s Securities. These requirements assist in preventing even the appearance of an improper insider trade.

Automatic share purchase and disposition plans

Please note that the following requirements do not apply to your savings plan elections or subsequent changes. However, you must still ensure that you do not make such elections or changes if you are in possession of Material Undisclosed Information.

Imperial Personnel or other insiders of Imperial may wish to use an automatic share purchase or disposition plan to purchase or sell Imperial’s Securities when they are otherwise prohibited from doing so (for example, when you may be in possession of Material Undisclosed Information).

You must advise the office of the Corporate Secretary if you have entered into, or plan to enter into, an automatic share purchase or disposition plan. Such plans must be pre-reviewed and approved by the company, be entered into outside of a trading blackout and without knowledge of Material Undisclosed Information, and must comply with applicable law including OSC Staff Notice 55-701, CSA Staff Notice 55-317 and SEC Rule 10b5-1.

Imperial is required to publicly disclose in its Quarterly Report on Form 10-Q and Annual Report on Form 10-K filings all directors and officers that use any type of automatic trading plan for trading Imperial Securities (whether or not the plan is compliant with OSC Staff Notice 55-701, CSA Staff Notice 55-317 and SEC Rule 10b5-1), and must also include the material terms of such plans.

In 2023, the SEC implemented new cooling-off periods that apply to automatic plans. These cooling-off periods restrict sales or purchases of Securities for a period of time from when a person enters into or modifies an automatic plan, as follows:
•for directors and officers, the later of (1) 90 days, or (2) two business days following the disclosure of the issuer’s financial results (10-Q or 10-K) for the fiscal quarter in which the plan was adopted.
•to all other persons other than directors, officers or the issuer, 30 days.

Further, when a person enters into an automatic plan, they must certify within the plan that they are not in possession of Material Undisclosed Information and are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of applicable U.S. securities laws. There are also limitations on multiple overlapping automatic plans, among other restrictions.

For more information on automatic share purchase and disposition plans, please contact the office of the Corporate Secretary.

Reporting insiders

The directors and officers of the company, and the company’s significant shareholder ExxonMobil, are considered (among others) to be “reporting insiders” under applicable Canadian securities laws. As a reporting insider, these persons are required to file reports through the System of Electronic Disclosure by Insiders ("SEDI") setting out the beneficial ownership of, or control or direction over, Securities and Related Financial Instruments of the company. Reporting insiders are required to provide an initial report within ten calendar days of becoming a reporting insider, and subsequent ongoing reports are required to be filed on SEDI within five days of a transaction. Fees may be applied to late filings.

The office of the Corporate Secretary sends detailed information regarding the requirements to each individual upon becoming a reporting insider. Although the obligation to file reports is the responsibility of the individual, the office of the Corporate Secretary assists reporting insiders in complying with these obligations.

IMPERIAL OIL LIMITED
Compliance and enforcement

All employees are subject to disciplinary action, up to and including termination of employment, for engaging in any activity that violates the company’s policies and relevant laws. Further, corporate, securities and criminal legislation provide for penalties, including fines, imprisonment and civil liability and compensation (including compensation to other market participants under US securities laws), against persons found guilty of violating Insider Trading, Tipping or Recommending Trades prohibitions.

As set out in the Procedures and Open Door Communication Policy within the Standards of Business Conduct, employees are expected to promptly report to management suspected violations of the law, company policies or internal controls, so that management can investigate and take appropriate corrective action as soon as possible. This includes reporting any inadvertent disclosure of Material Information to ensure the company can take the appropriate action, including the General Disclosure of the information if necessary.

Management is ultimately responsible for the investigation of and appropriate responses to reports of suspected violation of law, policies and internal control procedures. Imperial’s audit department, law department and the office of the Corporate Secretary are responsible for investigating reported or suspected violations. Imperial may refer violations of these Guidelines or relevant laws to the appropriate regulatory authorities.